Exhibit 99.01

316 California Avenue, Suite 543 Reno, NV 89509 Tel : 888 909-5548 Fax : 888 909-1033

Trading Symbol OTCMKTS: NGLD

NEWS RELEASE

NEVADA CANYON SIGNS PALMETTO ROYALTY AGREEMENT

Reno, Nevada. January 31, 2022, Nevada Canyon Gold Corp. (OTC Markets: NGLD) (The “Company” or “Nevada Canyon”) is pleased to announce it has signed, through its wholly owned subsidiary, Nevada Canyon, LLC, a binding Purchase Agreement (the “Agreement”) with Smooth Rock Ventures, LLC, a wholly owned subsidiary of Smooth Rock Ventures Corp. (“Smooth Rock”), to acquire a 2.0 per-cent net smelter returns royalty (NSR) on the Palmetto Project (the “Project”), located in Esmeralda County, Nevada.

Smooth Rock owns a 100% undivided interest in the Palmetto Project, consisting of 116 unpatented mining claims totalling 2,217 acres located in Esmeralda County, Nevada, within the southern portion of the Walker Lane gold trend.

The Palmetto Gold Project has had significant exploration work completed to date by Newmont Gold, Phelps Dodge Corp, Cambior Inc., Romarco Minerals, Curran Corp., Amselco Minerals, Escape Gold Group Inc., and most recently by ML Gold Corp. To date, 173 drill holes totaling 43,940 meters have been completed on several targets within the Project. The initial “Discovery Hole” was drilled by Phelps Dodge in 1988, and bonanza gold-silver veins were subsequently drilled by Romarco Minerals in 1997-2002.

Smooth Rock engaged WSP Canada Inc. to complete a current resource estimation of the Palmetto Project (see Smooth Rock news release dated October 21, 2020), using drill data up to October 2017 and applying certain economic constraints. The current mineral resource statement was updated by WSP to reflect a change in gold pricing and an adjustment in the mining costs in the generation of the constraining pit shells. The model and estimation were reviewed, repeated, and prepared by WSP’s author and independent qualified person, Todd McCracken, P.Geo. (Palmetto Resource Estimation and Technical Report, October 20, 2020).

The below table summarizes the pit constrained resource estimation at the 0.15 g/t gold cut-off and remaining underground resource estimation at the 2.0 g/t gold cut-off.

Classification	Tonnes (000’s)	Au g/t	Ag g/t	Au oz.	Ag oz.
Inferred (Pit)	9,397	0.93	6.38	281,581	1,926,652
Inferred (U/G)	170	2.76	17.51	11,114	95,926
Total Inferred	9,567	0.96	6.58	296,695	2,022,578

The above mineral resource estimation was completed using NI 43-101 standards of practice and classified as an inferred resource. The drilling by the previous owners of the Project form the basis for the resource estimation. Pit shells were constrained using USD$1,500/ounce gold price and USD$2/tonne mining cost and USD$5/tonnes processed (heap leach), 80% gold recovery and 52% silver recovery.

There are several additional mineralized zones hosting significant grades within close proximity to the inferred resource zones. These zones have yet to be included in the resource estimate due to drilling density.

Smooth Rock sees these areas having immediate potential to significantly increase the overall resource on the Palmetto gold Project by increasing the drilling density between mineralized shells. Evidence suggests that there is significant potential to expand the resource in multiple directions.

Nevada Canyon will acquire a 2.0-per-cent NSR on the Palmetto Project for total proceeds of USD$350,000 cash. The agreement is subject to final documentation and closing is expected to be on or before February 7, 2022.

Mr. Alan Day is a member of the board of directors of both Nevada Canyon and Smooth Rock, therefore he has abstained from voting on approval of the above transaction for both Companies.

“This agreement adds another outstanding Nevada royalty with tremendous upside to our portfolio,” said Nevada Canyon President and CEO, Jeffrey Cocks, “Palmetto gives us a second royalty interest and, as with all Nevada Canyon royalty purchases going forward, offers excellent leverage to gold prices.

ON BEHALF OF THE BOARD

“Jeffrey A. Cocks”

Jeffrey A. Cocks

President & CEO

FOR FURTHER INFORMATION PLEASE CONTACT: Nevada Canyon Gold Corp.

(TEL)- (888) 909-5548, (FAX)-(888) 909-1033

Email: info@nevadacanyongold.com

Website: www. nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Palmeto Project and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Nevada Canyon Gold Corp. is neither an underwriter as the term is defined in Section 2(a)(11) of the Securities Act of 1933, nor an investment company pursuant to the Investment Company Act of 1940. Nevada Canyon Gold Corp. is not an investment adviser pursuant to the Investment Advisers Act of 1940. Nevada Canyon Gold Corp. is not registered with FINRA or SIPC. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10-K for the fiscal year ended December 31, 2020, Quarterly and Current Reports.